FOR IMMEDIATE RELEASE
Friday, September 1, 2006
R.G. BARRY CORPORATION BUYS OUT LEASE ON FORMER DISTRIBUTION CENTER
Company Pays $2.8 Million to Settle Remaining Lease Obligation
PICKERINGTON, OHIO — Friday, September 1, 2006 — R.G. Barry Corporation (Amex:DFZ), the Dearfoams® company, has signed an agreement with the owners of its former Nuevo Laredo, Mexico, distribution center to settle its remaining lease obligation on the facility for approximately $2.8 million. The facility was leased through 2012.
The Company closed the 144,000 square foot distribution center in the third quarter of 2004 as it shifted a significant portion of its distribution needs to third-party logistics centers. The Company continues to operate a leased distribution facility in San Angelo, Texas.
Also as part of the lease settlement, the landlord will dismiss a related lawsuit filed against the Company last year in the U.S. District Court in Texas.
A charge of approximately $2 million, or $0.20 per share, from the settlement will be recorded in the second quarter of 2006. The Company’s results of operations for the second quarter and 2006 transition period will be reported on September 19, 2006.
About R.G. Barry Corporation
R.G. Barry Corporation’s Dearfoams® brand is the best-known name in the accessories footwear category. The Company’s slippers are sold throughout North America under a variety of brand names in traditional, promotional and national chain department stores, discount stores, warehouse clubs, specialty retailers and catalogs. R.G. Barry Corporation also is the licensee for Liz Claiborne®, Claiborne® and LizWear® slippers. To learn more about the Dearfoams® company, visit our Websites at <www.rgbarry.com> and <www.dearfoams.com>.

Contact:	Daniel Viren, Senior Vice President Finance, CFO Roy Youst, Director Corporate Communications/IR	614.864.6400 614.729.7275

R.G. Barry Corporation   ·   13405 Yarmouth Road N.W., Pickerington, OH 43147  ·  614.864.6400  ·  www.rgbarry.com  ·  www.dearfoams.com